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                                                                   EXHIBIT 10.29

                        EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement is entered into effective June 5, 1997, ("Effective Date") by and between Sheridan Energy, Inc. ("Employer" or "the Company"), a Delaware corporation, and B.A. Berilgen ("Executive").

      WHEREAS, in conjunction with TGX Corporation's merger into its wholly-owned subsidiary, Sheridan Energy, Inc., Executive has agreed to serve as President, Chief Executive Officer, and a member of the Board of Directors ("the Board") of the Company; and

      WHEREAS, in order to effect the foregoing, Employer and Executive desire to enter into this Employment Agreement (the "Agreement");

      NOW, THEREFORE, in consideration of Executive's employment by Employer and the mutual promises and covenants contained herein, the receipt and sufficiency of which consideration is hereby acknowledged, Employer and Executive intend by this Agreement to specify both the terms and conditions of Executive's employment relationship with Employer and the post-employment obligations of Executive and Employer.

      1. EMPLOYMENT. Employer agrees to employ Executive and Executive agrees to accept employment and to serve Employer upon the terms and conditions set forth herein. Such employment is conditioned upon the merger between TGX Corporation and the Company being approved.

      2. TERM. The term (the "Term") of employment of Executive by the Employer pursuant to this Agreement will commence on July 1, 1997, unless the parties hereto mutually agree to a different date and end on December 31, 1999, unless sooner terminated by Employer or Executive as provided for herein, or further extended upon the mutual agreement of Employer and Executive, each as hereinafter provided.
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     3. POSITION AND DUTIES. Executive shall serve as President and Chief
Executive Officer of the Company and shall have such responsibilities and authority as may from time to time be assigned to him by the Board. For the period commencing on the Effective Date and ending on the date that Employer's successor is duly elected and has qualified, the Company shall expand its current Board of Directors and shall elect Employee to fill such new position. Thereafter for so long as Executive is President of the Company, he shall be nominated by the Nominating Committee of the Company to serve as a member of the Board of Directors of the Company. Executive shall report directly to the Board. Executive shall obey all lawful directions of the Board and shall devote his full-time and best efforts to promote the interests of Employer and to attend to the business and affairs of the Company in order that he shall faithfully perform his fiduciary duties and obligations hereunder as may be assigned to, or vested in him, by the Board.

      4.   COMPENSATIONS AND RELATED MATTERS.

           (a) Salary. During the period of Executive's employment hereunder, Employer shall pay Executive a base salary at a rate of One Hundred Ninety Thousand and No/100 ($190,000) per annum in equal installments payable in accordance with Employer's established payroll periods.

           (b) Bonus. Employer shall pay Executive an annual discretionary bonus ("Annual Bonus") as determined in the sole and exclusive discretion by the Board or the Compensation Committee of the Board in an amount not to exceed $50,000 provided that Executive meets the performance criteria agreed upon between Executive and the Board's Compensation Committee. The Annual Bonus, if any, shall be paid to Executive no later than sixty (60) days after the end of the Company's fiscal year, provided, however,

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     Executive must be employed on December 31 of each year in order to be eligible to receive the Annual Bonus for such year.

 (c) Reimbursement of Business Expenses. During the term of the Executive's employment hereunder, Executive shall be entitled to reimbursement for all reasonable business expenses incurred by Executive in performing services hereunder; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.

 (d) Club Membership. Employer shall pay the initiation fee which shall not exceed in the aggregate $3,000, and monthly dues of $500, and any reasonable charges related to business entertainment in accordance with the policies and procedures set forth in subsection (c) above at any one country club and one lunch club. Employer shall not be required to pay for the initiation fee or monthly or annual dues at more than one country club and one lunch club.

 (e) Vacation. For 1997, Executive shall be entitled to two weeks vacation. Thereafter, Executive shall be entitled to four weeks paid vacation annually which shall be taken in each calendar year and shall not be cumulative. Vacation shall be taken in accordance with the Employer's vacation policies. Executive shall also be entitled to all paid holidays given by Employer to its executives.

 (f) Benefits. Executive shall be entitled to participate in all of the employee benefit plans and arrangements in which the executives of the Company are entitled to participate subject to any requirements for participation in

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     any such plan or arrangement. The Company shall not make any changes in any such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the Executive as compared with any other executive of the Company. The
     Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or bonus payable to the Executive pursuant to paragraphs (a) and (b) of this Section.

 (g) Stock Options.

     (i) Grant of Option. In further consideration of the obligations of the Executive hereunder, the Company hereby grants to the Executive an option (the "Option") to purchase a total of 175,000 shares of common stock of the Company (hereinafter called the "Stock"), under the Company's 1997 Flexible Incentive Plan (if approved by the Company's stockholders) (the "Flex Plan") subject to the terms and conditions hereinafter set forth. Such option shall be proportionately increased (and the yearly vesting shall similarly be

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                     proportionately increased) if, on the date of grant, the
                     option price is in excess of the book value of the Company.

               (ii) Purchase Price. The purchase price of the Stock covered by the Option shall be determined in accordance with the terms of the Flex Plan.

               (iii) Exercise of Option. The Option may be exercised, subject to the limitations contained in this Agreement, by the Executive during the Executive's employment by the Company
                     (i) as to not more than 58,333 shares, at any time or from time to time after one year after the Effective Date, (ii) as to not more than 116,666 shares, at any time or from time to time after two years after the Effective Date, and
                     (iii) as to not more than 175,000 shares, at any time or from time to time after three years after the Effective Date, provided, however, if Executive is terminated without cause after the Termination of this Agreement but before the final installment of the Option has vested, then and in that event, such final installment shall vest on the date of Termination. Except as set forth in the Flex Plan, the Option shall expire on the day preceding the tenth anniversary of the Effective Date. The terms and provisions of the Option shall be set forth in an Option Agreement to be entered into by the Company and Executive in accordance with the provisions of the Flex Plan.

      5. TERMINATION. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

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 (a) Death. The Executive's employment hereunder shall terminate upon his death.

 (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of three (3) consecutive months or for an aggregate of ninety (90) days within any twelve (12) month period, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such three-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate the Executive's employment hereunder.

 (c) Cause. The Employer may terminate the Executive's employment hereunder with or without "Cause." For purposes of this Agreement, the Employer shall have "Cause" to terminate the Executive's employment hereunder upon: (A) the continued failure by the Executive to substantially perform his duties hereunder, after demand for substantial performance is delivered by the Employer that specifically identifies the manner in which the Employer believes the Executive has not substantially performed his duties, or (B) the engaging by the Executive in conduct which is materially injurious to the Employer; (C) the indictment of Executive on felony criminal charges or conviction of any crime involving moral turpitude; (D) the commission of fraud by Executive against any person; or (E) Executive's misappropriation of funds or property of the Company. Notwithstanding the foregoing, the Executive shall not be

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      deemed to have been terminated for "Cause" without: (i) reasonable notice to the Executive setting forth the reasons for the Employer's intention to terminate for Cause, (ii) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (iii) delivery to the Executive of a Notice of Termination as defined in subsection (f) hereof from the Board finding that in the good faith opinion of such Board, the Executive was guilty of conduct set forth above in clause (A) through (E) of the preceding sentence, and specifying the particulars thereof in detail.

  (d) Other than for "Cause". The Executive may be terminated without Cause at any time, upon five days notice, at the discretion of the Board.

  (e) Termination by the Executive. The Executive may terminate his employment hereunder: (i) for "Good Reason," as defined herein, or (ii) voluntarily.

     For purposes of this Agreement, termination of the Executive's employment for "Good Reason" shall be deemed to occur if such termination occurs: (i) after a failure by the Employer to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Employer (ii) within twelve
(12) months after a "change in control," as hereinafter defined, which results in a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which Executive previously maintained if such diminishment does not have the express written consent of Executive. For purposes of this Agreement, a "change in control" shall be deemed to have occurred if one of the following events occurs:

       (i) a merger, reorganization or consolidation (a "Merger") of the Company with any other entity in which the Company is not the

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           survivor and the stockholders of the Company before the Merger do not own more than 50% of the stock after the Merger;

      (ii) a sale, distribution, or transfer of all or substantially all of the assets of the Company;

     (iii) the acquisition by any one party, or by one or more "affiliated" parties as defined in Rule 12b-2 under the Securities Exchange Act of 1934, of more than fifty percent (50%) of the outstanding stock of the Company provided such parties or affiliated parties on the Effective Date of this Agreement do not own more than 5% of the Company;

     (iv) any event determined by a court to be similar in purpose or effect to those set forth in subparagraphs (i) through (iii) immediately above, and therefore properly includable under this paragraph (iv).

 (f) Any termination of the Executive's employment by the Employer or by the Executive (other than as a result of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any termination of Executive as an employee of the Company whether, without limitation, with or without Cause, voluntarily, or for Good Reason, shall also constitute a resignation by Executive from the Board, even if Executive was elected to the Board by stockholders' vote.

 (g) The "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty (30)

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          days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to subsection (e) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided if within thirty (30) days after any Notice of Termination the party notified notifies the other party that a dispute exists concerning the termination, and if the resolution of such dispute specifically provides for a later Date of Termination than the foregoing, the Date of Termination shall be the date specified in the resolution of the dispute, but not later than the earlier of (I) the expiration of the term of this Agreement, or (II) the date on which the dispute is finally determined, either by mutual written agreement of the parties, by binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

 6.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

      (a) In the event of the death of the Executive during the term of this Agreement, the legal representative of the Executive shall be entitled to the compensation provided for in Section 4(a) above for the month in which Executive's death shall have taken place and for a period of six (6) months thereafter at the rate being paid at the time of death.

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     (b) In the event of the Disability of the Executive during the Period of
         Employment, in addition to any compensation provided for under any other disability plan provided by the Employer, the Executive shall be entitled to the compensation provided for in Section 4(a) above, at the rate being paid at the time of the commencement of the Disability, for the period of such Disability but not in excess of six (6) months.

     (c) If the Executive's employment shall be terminated for "Cause" or voluntarily by the Executive, the Employer shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Employer shall have no further obligations to the Executive under this Agreement.

     (d) If Employer shall terminate Executive's employment other than for "Cause," as defined herein, then Employer shall pay Executive his salary through the Term of this Agreement, on Employer's regularly scheduled payroll dates. If Executive shall terminate his employment for "Good Reason," as defined in this Agreement, then the Employer shall pay the Executive his salary through the Term of this Agreement at the rate in effect at the time Notice of Termination is given; provided, however, that Executive shall for a twelve (12) month period subsequent to such Termination be obligated, at Employer's reasonable request, to consult with Employer for not to exceed 100 hours, and Employer shall be obligated to pay Executive $125 per hour for any such consultation.

     7. CONFIDENTIALLY AND NON-DISCLOSURE AGREEMENT. Executive acknowledges that by virtue of Executive's employment with Employer, Executive will be provided access to certain

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confidential and proprietary information and knowledge relating to the operation, products and services of Employer. This information and knowledge includes, but is not limited to, Employer's marketing and business plans, methods of operation, financial information, and other methods of doing business, customer lists, customer information, sources of supply, specifications and formulas, know-how, cost and pricing data, processes and other compilations of information relating to the operation of Employer, maps, reserve reports, technical information, seismic and other data, as well as any and all information or material proprietary to Employer or designated as confidential by Employer and not generally known by persons who are not employees of Employer, which Executive develops or of which Executive may obtain knowledge or access through or as a result of the Executive's employment with Employer (including information and materials conceived, originated, discovered or developed in whole or in part by Executive at the request or for the benefit of Employer) (collectively, "CONFIDENTIAL INFORMATION AND TRADE SECRETS").

      To assure the continued secrecy and protection of all Confidential Information and Trade Secrets and in consideration of Employer providing Executive access to Confidential Information and Trade Secrets, Executive hereby agrees as follows:

           (a) Non-Disclosure of Confidential Information and Trade Secrets. For so long as the Confidential Information and Trade Secrets remain confidential, secret or otherwise wholly or partially protectable by Employer or its assignees, during and after the term of this Agreement, Executive agrees not to use, reveal, report, publish, disseminate, duplicate, convey, transfer or otherwise disclose or permit the disclosure or dissemination of any such information without the express written consent of Employer. Executive expressly agrees not to use, directly or indirectly, for Executive's own

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     benefit or for the benefit of any other person or entity (except Employer)
     any Confidential Information or Trade Secrets. Executive acknowledges that the Confidential Information and Trade Secrets shall be utilized exclusively for the benefit of Employer and shall not be used for any purpose except in the course of Executive's work for Employer. Executive further agrees not to furnish, duplicate or provide access to any part of the Confidential Information and Trade Secrets to any person not employed by Employer, without Employer's written consent.

 (b) Protection of Confidential Information and Trade Secrets. Executive agrees to take any and all precautions necessary to preclude the dissemination of Employer's Confidential Information and Trade Secrets and to restrict their use so that such information will not be disclosed or made accessible to any other person or entity not employed by or affiliated with Employer. Executive agrees to become familiar with and abide by all of Employer's rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets.

 (c) Non-Removal of Employer Property. During the term of this Agreement, Executive will be provided access to or use of property of Employer, including, but not limited to such things as computers, beepers, pagers, office equipment, tools, cellular telephones, contracts, correspondence, memoranda, files and other business records and documents, training manuals, operations manuals, guides, drawings, specifications, procedures, policies, price lists, directories, electronic files, maps, reserve reports, technical information, seismic and other data and other items relating to

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     the business of Employer whether produced or prepared by Employer or
     Executive, and whether contained on hard copies or computer disks, drives, tapes or other forms, and other Writings or recordings which relate to the business or operation of Employer or contain Confidential Information or Trade Secrets and all copies thereof (collectively, "COMPANY PROPERTY"). Any and all items of Company Property shall remain the exclusive property of Employer and shall not be removed from the premises of Employer without the prior written consent of Employer. All electronic files, recordings and documents acquired, prepared or created by Executive relating to the (i) business or operations of Employer; (ii) customers or prospective customers of Employer; or (iii) sales activities, marketing efforts or business development, shall be considered Company Property and shall remain the exclusive property of Employer after termination of this Agreement.

 (d) Return of Company Property. Upon the direction of Employer for any reason and at any time before or after termination of this Agreement, Executive shall promptly deliver to Employer (at Employer's office to which the Executive is primarily assigned) all Company Property in the Executive's possession, custody or control. At any time Employer requests Executive to return any or all Company Property, whether before or after termination of this Agreement, Executive agrees to conduct a prompt and thorough search of Executive's offices, homes, vehicles, personal computers and any other place Executive has reason to believe Company Property may be located to ensure that all Company Property is promptly

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     identified and returned to Employer. Executive expressly agrees not to duplicate or otherwise make copies of any Confidential Information and Trade Secrets or other Company Property in anticipation of termination of this Agreement, and agrees to return to Employer any and all copies and duplications in the Executive's possession, custody or control should any such items be located or discovered after termination of this Agreement.

 (e) Remedies Upon Executive's Breach or Threatened Breach. In the event that Executive violates or breaches, or threatens or attempts to violate or breach this Agreement, Executive acknowledges and agrees that

     (i) Employer shall be entitled to all available legal remedies (including damages) as well as equitable remedies, including the right to obtain immediate injunctive relief prohibiting the violation or attempt or threat to violate any obligation contained herein, and enforcing full compliance with this Agreement;

     (ii) Employer has the right to seek and obtain a temporary restraining order and temporary and permanent injunctions restraining Executive from disclosing, in whole or in part, the Confidential Information and Trade Secrets and enforcing Executive's agreement to surrender all or any portion of Company Property in Executive's possession, custody or control.

     Notwithstanding the rights of Employer to pursue any available legal remedies, Executive agrees that any violation or attempted violation of this Agreement would cause immediate and irreparable harm and damage to Employer and that any legal remedy would be inadequate. Executive specifically acknowledges the unique nature of the Confidential Information and Trade Secrets, the necessity to preserve them in order to protect Employer's property rights, and that any actual or threatened breach of Executive's covenants would cause Employer irreparable harm and that money damages would not provide an adequate remedy to Employer. Executive further acknowledges that this Agreement is independent of and exclusive to any other provision related

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to Executive's employment by Employer. The existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

           (f) Survival of Obligations After Termination of Employment Agreement. Executive acknowledges and agrees that the obligations of strict confidentiality and non-disclosure set forth herein shall survive termination of this Agreement and shall continue in full force and effect notwithstanding the termination of this Agreement.

      8. NON-SOLICITATION. During Executive's employment with Employer, and for a period of two years after Executive's employment with Employer terminates whether before or after the termination of this Agreement, Executive agrees that he shall not:

           (a) request, induce or attempt to induce anywhere where Employer does or has done business, any customer, distributor, broker, agent or supplier of Employer or any other person or entity doing business with Employer, to limit, curtail or cancel its business with Employer or to not do business with Employer; or

           (b) request, induce, or attempt to induce anywhere any employee, consultant, advisor or agent of Employer to terminate or limit his or her relationship with Employer or not enter into any such relationship; or

           (c) make any statement (orally or in writing) about Employer or any service or product of Employer which statement may reasonably be expected to be detrimental to Employer.

      For purposes of this provision, "Employer" shall include all affiliated and related companies.

      9. GENERAL PROVISION.

           (a) Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person, or by any expedited delivery service which

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     provides proof of delivery, upon telecopy, facsimile, or similar telecommunication or on the third business day After mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows, or in such other manner or to such other address as any party shall hereafter designate by notice in writing to the other parties hereto:

          if to the Company:

          Sheridan Energy, Inc.
          222 Pennbright, Suite 200
          Houston, Texas 77090
          Attention: Secretary

          if to Executive:

          Mr. B.A. Berilgen
          6215 Redwood Bridge
          Kingwood, Texas 77345

 (b) Invalidity. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision, this Agreement will be reformed, construed, and enforced in any such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein, and a new, enforceable provision shall be substituted which accomplishes the intent of the invalid, illegal, or unenforceable provision as nearly as practicable.

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 (c) Entirety of Agreement. This document supercedes all prior agreements between the parties, written or oral, and embodies the complete agreement and understanding among the parties, written or oral, which may have related to the subject matter hereof in any way, and shall not be amended orally, but only by the mutual agreement of the parties hereto in writing, specifically referring to this Agreement.

 (d) Separability. If any one or more of the provisions contained in this Agreement shall be held illegal or unenforceable by a court, no other provision shall be affected by this holding.

 (e) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute the same agreement.

 (f) Assignability. Except as expressly indicated herein, this Agreement is intended to bind and inure to the benefit of, and be enforceable by, Employer and Executive and their respective heirs, legal representatives, successors, and permitted assigns. Neither this Agreement nor any of the duties or obligations hereunder shall be assignable by Executive without the prior written consent of the Board of Directors of Employer. Employer may assign this Agreement.

 (g) Arbitration/Governing Law. This Agreement and the legal relations created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Texas, excluding the conflict of laws provision thereof. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by

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     arbitration, conducted before a panel of three arbitrator, in Houston,
     Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company posting any bond. The expense of such arbitration shall be borne by the Company.

 (h) Executive represents and warrants that the execution of this Agreement and the agreement to be employed by the Employer does not violate the terms or provisions of Executive's current employment or any other agreement of Executive.

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          IN WITNESS WHEREOF, Employer and Executive have executed this
Agreement as of the date and year first above written.

                                  SHERIDAN ENERGY, INC.


                                  By: /s/ Jeffrey Susskind
                                     -----------------------------------
                                     Name:  Jeffrey Susskind
                                     Title: Chairman



                                  EXECUTIVE

                                     /s/ B. A. Berilgen
                                     -----------------------------------
                                     B. A. Berilgen

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